COMMUNIQUÉ DE PRESSE / PRESS RELEASE
POUR PUBLICATION IMMÉDIATE / FOR IMMEDIATE RELEASE

Longueuil, March 1st, 2004

CAMBIOR INC. announces that its Board of Directors adopted a resolution fixing the close of business on Friday, March 26, 2004, as the record date for the purpose of determining shareholders entitled to receive notice of its Annual General Meeting of Shareholders.

The Annual General Meeting of Shareholders of Cambior Inc. will be held at the Hilton Bonaventure Hotel in Montreal on Wednesday, May 12, 2004 at 11:00 am (local time).

Cambior Inc. is an international gold producer with operations, development projects and exploration activities throughout the Americas. Cambior's shares trade on the Toronto (TSX) and American (AMEX) stock exchanges under the symbol "CBJ". Cambior's warrants, "CBJ.WT.C", trade on the TSX.

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Longueuil, le 1er mars 2004

CAMBIOR INC. annonce que son conseil d'administration a adopté une résolution fixant la date de clôture des registres, en vue de déterminer les actionnaires ayant droit de recevoir l'avis de convocation à son assemblée générale annuelle des actionnaires, à la fermeture des bureaux vendredi le 26 mars 2004.

L'assemblée générale annuelle des actionnaires de Cambior inc. se tiendra à l'hôtel Hilton Bonaventure de Montréal mercredi le 12 mai 2004 à 11h00 (heure locale).

Cambior inc. est une société internationale aurifère avec des activités d'exploitation, de développement de projets et d'exploration dans les Amériques. Ses actions « CBJ » sont inscrites à la cote de la Bourse de Toronto (TSX) et de l'American Stock Exchange (AMEX). Les bons de souscription (CBJ.WT.C) sont inscrits au TSX.

For additional information, please contact / Pour renseignements additionnels, veuillez communiquer avec :

CAMBIOR INC.
Investor Relations / Relations avec les investisseurs
Robert LaVallière
Manager/Directeur
Tel.: (450) 677-2699
Fax: (450) 677-3382
E-mail: info@cambior.com
Website: www.cambior.com
CP-2004-07